Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Jushi Holdings Inc. on Form S-8 (File No. 333-268565) of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements, which appears in this Form 10-K.

/s/ Macias Gini & O’Connell LLP

San Jose, California
April 1, 2024